Exhibit 99.1

Investar Holding Corporation Announces Closing of Underwriters’ Purchase Option

BATON ROUGE, Louisiana, July 17, 2014 — Investar Holding Corporation (“Investar”) (NASDAQ: ISTR) today announced that the underwriters of its recent initial public offering of common stock have closed on the purchase of 410,300 shares pursuant to the underwriters’ purchase option granted in connection with the initial public offering, at a public offering price of $14.00.

The common stock is listed on the NASDAQ Global Market under the symbol “ISTR” and began trading on June 30, 2014.

Sandler O’Neill & Partners L.P. served as lead book-running manager for the offering and Sterne, Agee and Leach, Inc. served as a co-lead manager.

A registration statement relating to these securities has been filed with U.S. Securities and Exchange Commission and declared effective on June 30, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the prospectus relating to the initial public offering may be obtained from:

Sandler O’Neill + Partners, L.P.

Prospectus Department

1251 Avenue of the Americas, 6th Floor,

New York, New York 10020

Phone: 1-866-805-4128

Email: syndicate@sandleroneill.com

Sterne, Agee & Leach, Inc.

Attn: Capital Markets

277 Park Avenue, 24th Floor,

New York, New York 10172

syndicate@sterneagee.com

Phone: (212) 338-4708

About Investar

Investar Bank had total assets of approximately $673 million as of March 31, 2014. It has 10 branches serving 4 markets in southeast Louisiana: the Baton Rouge area (2 branches in Baton Rouge, 1 in Port Allen and 1 in Prairieville), Livingston and Tangipahoa parishes (1 in Denham Springs and 1 in Hammond), the New Orleans area (1 in Metairie), the Northshore (2 in Mandeville), and the Lafayette area (1 in Lafayette).

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.